United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2005

RADIOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware 000-23311 75-2648089

(State or other (Commission (I.R.S. Employer

jurisdiction File Number) Identification Number)

of incorporation)

3600 JP Morgan Chase Tower

2200 Ross Avenue

Dallas, Texas 75201-2776

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (214) 303-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

? Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

? Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

? Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

? Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Radiologix, Inc.

Current Report on Form 8-K

ITEM 1.02. Termination of a Material Definitive Agreement.

(a)(1) As previously reported in Radiologix's Current Report on Form 8-K filed with the SEC on October 27, 2004, Radiologix and WB&A Imaging Partners, Inc., a Radiologix subsidiary operating in Maryland, planned to terminate their medical service agreement with the WB&A Imaging, P.C. radiology practice. The parties terminated their service agreement effective January 31, 2005.

(2) The parties entered into a termination agreement, pursuant to which:

    Radiologix's subsidiary will continue to bill, collect, and retain accounts receivable that arose before the January 31 termination date;
    The radiology practice will maintain all of its provider numbers required for claims processing, and permit WB&A Imaging Partners, Inc. to use those numbers, until December 31, 2005;
    WB&A Imaging Partners, Inc. retains ownership of all assets used at any of the imaging centers covered by the service agreement except the teleradiology systems, which the practice group retains; and
    The parties agreed not to solicit each others' employees for employment for one year after the service agreement termination date.

(3) The termination process began during the third quarter of 2004, when Radiologix determined that the ability of the WB&A Imaging, P.C. practice group to perform its obligations under the medical services agreement had diminished significantly. Several Radiologix-owned imaging centers in the WB&A Imaging Partners, Inc. market were operating at financial losses, financial conditions had deteriorated at hospitals contracting with the radiology practice for professional reading arrangements, and two physician leaders from the radiology practice had resigned. As a result, Radiologix, its subsidiary, and the radiology practice agreed to terminate the medical services agreement.

(4) Neither Radiologix nor its subsidiary incurred any early termination penalties.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 8, 2005

RADIOLOGIX, INC.

By: /s/ Michael L. Silhol

Michael L. Silhol, Senior Vice President